Exhibit 99.1

Ekso Bionics Announces Third Quarter 2024 Financial Results

SAN RAFAEL, Calif., October 28, 2024 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and nine months ended September 30, 2024.

Recent Highlights and Accomplishments

●	Reported revenue of $4.1 million in the third quarter of 2024
●	Sold a total of 33 EksoHealth devices in the third quarter of 2024
●	Announced receipt of initial Centers for Medicare & Medicaid Services ("CMS") reimbursement for Ekso Indego Personal
●	Achieved gross margin of 53.5% in the third quarter of 2024
●	Completed underwritten offering resulting in net proceeds of approximately $5.0 million in September 2024

“The receipt of initial CMS reimbursement through our Durable Medical Equipment Medicare Administrative Contractors ("DMEs") for our Ekso Indego Personal was a major milestone for us and, importantly, spinal cord injury (“SCI”) patients, allowing those covered by Medicare to access the transformative mobility benefits of our Ekso Indego Personal at home and in community settings,” said Scott Davis, the Company’s Chief Executive Officer. “With a growing number of CMS claim submissions in our pipeline, we are actively collaborating with our network of existing neuro-rehabilitation facilities, physicians, and DMEs to lay the groundwork for future sales. Going forward, we remain focused on expanding access to our family of EksoHealth devices across the continuum of care while getting back on pace as procurement cycles with Integrated Delivery Networks ("IDNs") normalize in the near-term."

Third Quarter 2024 Financial Results

Revenue was $4.1 million for the quarter ended September 30, 2024, compared to $4.6 million for the same period in 2023. The Company sold a total of 33 EksoHealth devices in the third quarter of 2024.

Gross profit for the quarter ended September 30, 2024 was $2.2 million, representing a gross margin of approximately 53.5%, compared to $2.5 million for the same period in 2023, representing a gross margin of 53.3%. The increase in gross margin was primarily driven by cost savings in supply chain and a reduction in service costs, partially offset by lower margin sales related to increased volume through distribution.

Sales and marketing expenses for the quarter ended September 30, 2024 were $1.8 million, compared to $2.1 million for the same period in 2023. The 14% decrease was primarily due to lower headcount, discretionary payroll, and travel expenses.

Research and development expenses for the quarter ended September 30, 2024 were $0.8 million, compared to $1.2 million for the same period in 2023. The 33% decrease was primarily due to a decrease in the use of product development consultants.

General and administrative expenses for the quarter ended September 30, 2024 were $2.3 million, compared to $2.2 million for the same period in 2023. The increase was primarily due to higher consulting costs.

Net loss applicable to common stockholders for the quarter ended September 30, 2024 narrowed to $2.1 million, or $0.10 per basic and diluted share, from a net loss of $3.4 million, or $0.24 per basic and diluted share, for the same period in 2023.

Nine Months Ended September 30, 2024

Revenue was $12.8 million for the nine months ended September 30, 2024, compared to $13.4 million for the same period in 2023. The Company sold a total of 99 EksoHealth devices in the first nine months of 2024.

Gross profit for the nine months ended September 30, 2024 was $6.8 million, representing a gross margin of approximately 53%, compared to gross profit of $6.7 million for the same period in 2023, representing a gross margin of 50%. The increase in gross margin was primarily driven by cost savings in supply chain and a reduction in service costs.

Sales and marketing expenses for the nine months ended September 30, 2024 were $5.4 million, compared to $6.5 million the same period in 2023. The 16% decrease was primarily due to lower headcount, discretionary payroll, and consultant costs.

Research and development expenses for the nine months ended September 30, 2024 were $3.0 million, compared to $3.7 million for the same period in 2023. The 18% decrease was primarily due to a decrease in the use of product development consultants and discretionary payroll costs.

General and administrative expenses for the nine months ended September 30, 2024 were $6.6 million, compared to $8.2 million for the same period in 2023. The 20% decrease was primarily due to lower discretionary payroll, accounting, and legal costs.

Net loss applicable to common stockholders for the nine months ended September 30, 2024 was $7.9 million, or $0.42 per basic and diluted share, compared to net loss of $12.0 million, or $0.88 per basic and diluted share, for the same period in 2023.

Cash on hand on September 30, 2024 was $8.3 million, compared to $8.6 million at December 31, 2023. In September 2024, the Company closed a firm commitment underwritten public offering, resulting in net proceeds to the Company of approximately $5.0 million. Net cash used in operating activities in the first nine months of 2024 was $8.4 million, compared to $10.5 million in the same period of 2023.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-6184 for domestic callers or 201-389-0877 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on X.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, including the growing number of CMS claim submissions in the Company’s pipeline, the Company’s ability to expand access to EksoHealth devices and the normalization of the procurement cycles for EksoHealth devices. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s inability to successfully collaborate with its network of existing neuro-rehabilitation facilities, physicians, and DMEs in seeking CMS reimbursements, the Company’s inability to obtain future reimbursements from CMS in a timely manner and at the expected reimbursement levels, the Company’s inability to obtain insurance coverage beyond CMS, the Company’s inability to obtain additional indications of use for its devices, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure of the Company to obtain or maintain patent protection for the Company’s technology, the failure of the Company to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s X page, formerly Twitter, at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

David Carey

212-867-1768

investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and restricted cash	$8,292	$8,638
Accounts receivable, net	6,964	5,645
Inventories	5,031	5,050
Prepaid expenses and other current assets	779	875
Total current assets	21,066	20,208
Property and equipment, net	1,628	2,018
Right-of-use assets	891	977
Intangible assets, net	4,662	4,892
Goodwill	431	431
Other assets	531	392
Total assets	$29,209	$28,918
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,808	$1,847
Accrued liabilities	1,975	2,664
Deferred revenues, current	2,039	1,993
Notes payable, current	1,250	1,250
Lease liabilities, current	434	363
Total current liabilities	7,506	8,117
Deferred revenues	1,971	2,169
Notes payable, net	4,106	4,832
Lease liabilities	556	723
Warrant liabilities	35	366
Other non-current liabilities	165	105
Total liabilities	14,339	16,312
Stockholders' equity:
Common stock	22	15
Additional paid-in capital	261,898	251,580
Accumulated other comprehensive income	12	156
Accumulated deficit	(247,062)	(239,145)
Total stockholders' equity	14,870	12,606
Total liabilities and stockholders' equity	$29,209	$28,918

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenue	$4,129	$4,607	$12,835	$13,432
Cost of revenue	1,920	2,151	6,038	6,722
Gross profit	2,209	2,456	6,797	6,710

Operating expenses:
Sales and marketing	1,760	2,052	5,424	6,489
Research and development	777	1,159	3,029	3,712
General and administrative	2,311	2,176	6,574	8,172
Total operating expenses	4,848	5,387	15,027	18,373

Loss from operations	(2,639)	(2,931)	(8,230)	(11,663)

Other income (expense), net:
Interest expense, net	(79)	(64)	(210)	(236)
Loss on modification of warrant	-	-	(109)	-
Gain on revaluation of warrant liabilities	14	60	440	186
Unrealized gain (loss) on foreign exchange	634	(433)	194	(223)
Other (expense) income, net	(2)	3	(2)	(48)
Total other income (expense), net	567	(434)	313	(321)

Net loss	$(2,072)	$(3,365)	$(7,917)	$(11,984)

Net loss per share, basic and diluted	$(0.10)	$(0.24)	$(0.42)	$(0.88)

Net loss per share, diluted	(0.10)	(0.24)	(0.42)	(0.88)

Weighted average number of shares of common stock outstanding, basic and diluted	20,310	14,073	18,657	13,672